                                     Filed Pursuant to Rule 424(b)(3) and (c)
                                     Registration File No.: 333-06793


------------------------------------------------------------------------
                        PROSPECTUS SUPPLEMENT N0. 5
                          dated December 17, 1996
                     (To Prospectus dated July 18, 1996)
------------------------------------------------------------------------


                          SFX BROADCASTING, INC.


     This Prospectus Supplement supplements the Prospectus dated July 18, 1996 (the "Prospectus") by SFX Broadcasting, Inc. ("SFX") relating to the resale by certain securityholders of SFX of certain shares of Series D Cumulative Convertible Exchangeable Preferred Stock (the "Series D Preferred Stock") of SFX, upon the terms and subject to the conditions set forth in the Prospectus.

     This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus.












          The date of this Prospectus Supplement is December 17, 1996.

     This Prospectus Supplement No. 5 dated December 17, 1996, hereby further amends the Prospectus dated July 18, 1996, Prospectus Supplement No. 1 dated October 1, 1996, Prospectus Supplement No. 2 dated October 18, 1996, and Prospectus Supplement No. 3 dated November 7, 1996, and Prospectus Supplement No. 4 dated November 22, 1996 as follows:

        The section of the Prospectus entitled "Selling Securityholders" is hereby amended by adding the following table:



                                        BENEFICIAL OWNERSHIP                            BENEFICIAL OWNERSHIP
                                         ON THE DATE HEREOF                                  AFTER SALE*
                                        --------------------         NUMBER OF               ----------
                                      NUMBER OF     PERCENT OF       SHARES TO        NUMBER OF     PERCENT OF
    NAME                               SHARES          CLASS         BE OFFERED         SHARES         CLASS
    ----                               ------          -----         ----------         ------         -----
Forum Capital Markets L.P.             51,300          1.7             51,300               0             **

General Motors Hourly Rate             70,000          2.3             70,000               0             **
Employees Pension Plan
General Motors Retirement
Program for Salaried
Employees

----------------------


 * Assumes the sale of all shares of the Series D Preferred Stock being offered by the Registration Statement of which this Prospectus is a part.

**      Less than 1%.

        The Series D Preferred Stock is exchangeable for Exchange Notes and convertible into SFX Class A Common Stock as described in the Prospectus. The foregoing chart assumes no such conversion or exchange.

        No other change or amendment is made hereby.